Exhibit 99.1

For Immediate Release

Contact:	Richard J. Gavegnano, Chairman and CEO
(781) 592-2999

Meridian Interstate Bancorp, Inc. to
Commence Minority Stock Offering

November 23, 2007, East Boston, MA– Meridian Interstate Bancorp, Inc., the mid-tier stock holding company for East Boston Savings Bank, announced today that the Massachusetts Commissioner of Banks and the Federal Reserve Board have approved the commencement of its stock offering and the U.S.  Securities and Exchange Commission has declared its corresponding registration statement effective.

Meridian Interstate Bancorp is offering for sale between 8,542,500 and 11,557,500 shares of common stock (subject to a 15% increase up to 13,291,125 shares) at a purchase price of $10.00 per share.  The shares of common stock to be offered by Meridian Interstate Bancorp will represent 43.7% of Meridian Interstate Bancorp’s outstanding common stock.  In connection with the offering, Meridian Interstate Bancorp will also contribute 300,000 shares of its common stock to Meridian Charitable Foundation, Inc.  Meridian Financial Services, Incorporated, the mutual holding company parent of East Boston Savings Bank, will own the remainder of the outstanding common stock and will be the majority stockholder of Meridian Interstate Bancorp.

 Meridian Interstate Bancorp will offer shares of its common stock in a subscription offering first to depositors of East Boston Savings Bank with a qualifying deposit as of June 30, 2006, second to depositors of East Boston Savings Bank with a qualifying deposit as of June 30, 2007, third to the Bank’s tax-qualified employee benefit plans, and finally to officers, directors, trustees, corporators and employees of Meridian Financial Services, Meridian Interstate Bancorp and East Boston Savings Bank who do not have a higher priority right.

Meridian Interstate Bancorp has established a Stock Information Center, which will open on November 26, 2007.  Offering materials are available by contacting the Stock Information Center at (978) 977-8500.  Hours of operation will be Monday through Thursday from 9:00 a.m. to 4:00 p.m., Fridays from 9:00 a.m. to 6:00 p.m. and Saturdays from 9:00 a.m. to 12:30 p.m., except for bank holidays. Offering materials will be mailed to eligible depositors of East Boston Savings Bank on or about November 23, 2007.

Completion of the offering is subject to, among other things, the receipt of final regulatory approvals. However, any approval by the Massachusetts Commissioner of Banks or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of stock issuance.

Keefe, Bruyette & Woods, Inc. is assisting Meridian Interstate Bancorp in selling its common stock in the offering on a best efforts basis. Muldoon Murphy & Aguggia LLP is acting as legal counsel to Meridian Interstate Bancorp.  Silver Freedman & Taff, LLP is acting as legal counsel to Keefe, Bruyette & Woods, Inc.

Meridian Interstate Bancorp is headquartered in East Boston, Massachusetts and operates through 11 full service offices and one loan center in the greater Boston metropolitan area.

This press release contains certain forward-looking statements about the offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Meridian Interstate Bancorp and East Boston Savings Bank are engaged.

This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement and the accompanying stock order form. The shares of common stock offered by Meridian Interstate Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

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